Exhibit 5

July 5, 2006

Chino Commercial Bancorp

14345 Pipeline Avenue

Chino, California 91710

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) which you are filing with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the up to 237,292 shares of the common stock, no par value, of Chino Commercial Bancorp (collectively, the “Shares”) to be issued (i) upon the exercise of options previously granted by Chino Commercial Bank, N.A pursuant to the Chino Commercial Bank, N.A. 2000 Stock Option Plan (the “Plan”) and converted into options to purchase Common Stock of Chino Commercial Bancorp (the “Company”); and (ii) upon the exercise of options to be granted by the Company under the Plan (ii) (collectively, the “Options”). The Plan was assumed by the Company pursuant to a Plan of Reorganization dated as of March 16, 2006 by and between Chino Commercial Bank, N.A. and the Company (the “Plan of Reorganization”), which assumption of the Plan became effective upon the consummation of the reorganization on June 30, 2006. The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock. We have been requested to furnish an opinion to be included as an exhibit to the Registration Statement.

In connection with this opinion, we have examined the Company’s Articles of Incorporation and Bylaws, the Plan of Reorganization, the Registration Statement, the Plan and such other instruments and documents as we have deemed relevant under the circumstances. In making the aforesaid examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us as original or photostatic copies.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and issued, (ii) appropriate certificates evidencing the Shares will be executed and delivered upon issuance of the Shares, (iii) the full consideration stated in the Plan is paid for each Share, and (iv) all applicable securities laws are complied with; it is our opinion that when issued by the Company, after payment therefor in accordance with the procedures set forth in the Plan, the Shares will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ King, Holmes, Paterno & Berliner King, Holmes, Paterno & Berliner